Exhibit 99.3
ITEM 15 (a) FINANCIAL STATEMENTS
COMSTOCK RESOURCES, INC.
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Comstock Resources, Inc.
     We have audited the accompanying consolidated balance sheets of Comstock Resources, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comstock Resources, Inc. and subsidiaries at December 31, 2007 and 2008, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Comstock Resources, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Dallas, Texas
February 25, 2009, except as it relates to the
effects of the adoption of the accounting
standards discussed in the first two paragraphs
of New Accounting Standards set forth in
Note 1, as to which the date is
September 22, 2009

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2008

	December 31,
	2007	2008
	(In thousands)
ASSETS

Cash and Cash Equivalents	$5,565	$6,281
Accounts Receivable:
Oil and gas sales	36,245	34,401
Joint interest operations	12,406	7,876
Marketable Securities	—	48,868
Derivative Financial Instruments	—	13,974
Other Current Assets	3,987	18,628

Total current assets	58,203	130,028
Property and Equipment:
Unevaluated oil and gas properties	5,804	116,489
Oil and gas properties, successful efforts method	1,812,637	1,960,544
Other	5,013	6,162
Accumulated depreciation, depletion and amortization	(512,895)	(638,480)

Net property and equipment	1,310,559	1,444,715
Other Assets	3,943	3,147
Assets of Discontinued Operations	981,682	—

	$2,354,387	$1,577,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$71,579	$99,460
Accrued Expenses	11,888	14,995

Total current liabilities	83,467	114,455
Long-term Debt	680,000	210,000
Deferred Income Taxes Payable	92,088	185,870
Reserve for Future Abandonment Costs	7,512	5,480
Liabilities of Discontinued Operations	452,235	—

Total liabilities	1,315,302	515,805
Commitments and Contingencies
Stockholders’ Equity:
Common stock—$0.50 par, 50,000,000 shares authorized, 45,428,095 and 46,442,595 shares issued and outstanding at December 31, 2007 and 2008, respectively	22,714	23,221
Additional paid-in capital	386,986	415,875
Accumulated other comprehensive income	—	9,083
Retained earnings	361,944	613,906

Comstock Resources, Inc. Stockholders’ Equity	771,644	1,062,085
Non-controlling interests in discontinued operations	267,441	—

Total stockholders’ equity	1,039,085	1,062,085

	$2,354,387	$1,577,890

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2007 and 2008

	2006	2007	2008
	(In thousands, except per share amounts)
Revenues:
Oil and gas sales	$257,218	$331,613	$563,749
Gain on sale of assets	—	—	26,560

Total revenues	257,218	331,613	590,309

Operating expenses:
Oil and gas operating	53,903	64,791	86,730
Exploration	1,424	7,039	5,032
Depreciation, depletion and amortization	75,278	125,349	182,179
Impairment of oil and gas properties	8,812	482	922
General and administrative, net	20,395	27,813	32,266

Total operating expenses	159,812	225,474	307,129

Operating income from continuing operations	97,406	106,139	283,180
Other income (expenses):
Interest income	682	877	1,537
Other income	184	144	119
Interest expense	(20,733)	(32,293)	(25,336)
Marketable securities impairment	—	—	(162,672)
Gain on derivatives	10,716	—	—

Total other income (expenses)	(9,151)	(31,272)	(186,352)

Income from continuing operations before income taxes	88,255	74,867	96,828
Provision for income taxes	(34,190)	(29,223)	(38,611)

Income from continuing operations	54,065	45,644	58,217
Income from discontinued operations	16,600	23,257	193,745

Net income	$70,665	$68,901	$251,962

Basic net income per share:
Continuing operations	$1.25	$1.03	$1.27
Discontinued operations	0.38	0.52	4.23

	$1.63	$1.55	$5.50

Diluted net income per share:
Continuing operations	$1.22	$1.01	$1.26
Discontinued operations	0.38	0.52	4.20

	$1.60	$1.53	$5.46

Weighted average shares outstanding:
Basic	42,220	43,415	44,524

Diluted	43,252	44,080	44,813

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006, 2007 and 2008

						Non-
					Accumulated	Controlling
		Common	Additional		Other	Interest
	Common	Stock-	Paid-in	Retained	Comprehensive	in Discontinued
	Shares	Par Value	Capital	Earnings	Income	Operations	Total
	(In thousands)

Balance at December 31, 2005	42,969	$21,485	$338,996	$222,378	$—	—	$582,859
Exercise of stock options and warrants	1,083	541	15,407	—	—	—	15,948
Stock-based compensation	343	171	6,702	—	—	—	6,873
Tax benefit of stock-based compensation	—	—	6,218	—	—	—	6,218
Net income	—	—	—	70,665	—	—	70,665
Consolidation of Bois d’Arc Energy, Inc.	—	—	—	—	—	167,072	167,072
Minority interest in earnings of Bois d’Arc Energy, Inc.	—	—	—	—	—	28,434	28,434
Stock issuances by Bois d’Arc Energy, Inc.	—	—	—	—	—	18,467	18,467
Stock-based compensation of Bois d’Arc Energy, Inc.	—	—	—	—	—	6,376	6,376

Balance at December 31, 2006	44,395	22,197	367,323	293,043	—	220,349	902,912
Exercise of stock options and warrants	596	298	2,571	—	—	—	2,869
Stock-based compensation	437	219	10,570	—	—	—	10,789
Tax benefit of stock-based compensation	—	—	6,522	—	—	—	6,522
Net income	—	—	—	68,901	—	—	68,901
Minority interest in earnings of Bois d’Arc Energy, Inc.	—	—	—	—	—	39,905	39,905
Stock issuances by Bois d’Arc Energy, Inc.	—	—	—	—	—	756	756
Stock repurchases by Bois d’Arc Energy, Inc.	—	—	—	—	—	(1,942)	(1,942)
Stock-based compensation of Bois d’Arc Energy, Inc.	—	—	—	—	—	8,373	8,373

Balance at December 31, 2007	45,428	22,714	386,986	361,944	—	267,441	1,039,085
Exercise of stock options and warrants	591	295	8,033	—	—	—	8,328
Stock-based compensation	423	212	12,051	—	—	—	12,263
Tax benefit of stock-based compensation	—	—	8,805	—	—	—	8,805
Net income	—	—	—	251,962	—	—	251,962
Unrealized hedging gain, net of income taxes	—	—	—	—	9,083	—	9,083

Total comprehensive income	—	—	—	—	—	—	261,045

Minority interest in earnings of Bois d’Arc Energy, Inc.	—	—	—	—	—	46,883	46,883
Stock issuances by Bois d’Arc Energy, Inc.	—	—	—	—	—	4,612	4,612
Stock repurchases by Bois d’Arc Energy, Inc.	—	—	—	—	—	(3,009)	(3,009)
Stock-based compensation of Bois d’Arc Energy, Inc.	—	—	—	—	—	19,294	19,294
Sale of shares of Bois d’Arc Energy, Inc.	—	—	—	—	—	(335,221)	(335,221)

Balance at December 31, 2008	46,442	$23,221	$415,875	$613,906	$9,083	—	$1,062,085

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2007 and 2008

	2006	2007	2008
	(In thousands)
CASH FLOWS FROM CONTINUING OPERATIONS —
Cash Flows From Operating Activities:
Net income	$70,665	$68,901	$251,962
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(16,600)	(23,257)	(193,745)
Gain on sale of assets	—	—	(26,560)
Impairment of marketable securities	—	—	162,672
Impairment of oil and gas properties	8,812	482	922
Deferred income taxes	31,356	25,543	43,620
Dry hole costs and leasehold impairments	281	6,846	4,113
Depreciation, depletion and amortization	75,278	125,349	182,179
Debt issuance costs amortization	1,406	810	810
Stock-based compensation	6,873	10,789	12,263
Excess tax benefit from stock-based compensation	(6,218)	(6,522)	(8,805)
Gain on derivatives	(10,716)	—	—
Decrease (increase) in accounts receivable	6,233	(11,605)	6,418
Decrease (increase) in other current assets	1,162	(230)	(9,646)
Increase in accounts payable and accrued expenses	17,637	4,433	24,330

Net cash provided by operating activities from continuing operations	186,169	201,539	450,533

Cash Flows From Investing Activities:
Capital expenditures and acquisitions	(280,979)	(531,493)	(418,730)
Proceeds from asset sales	—	—	129,536
Payments to settle derivatives	(526)	—	—

Net cash used for investing activities from continuing operations	(281,505)	(531,493)	(289,194)

Cash Flows From Financing Activities:
Borrowings	119,000	325,000	85,000
Principal payments on debt	(7,000)	—	(555,000)
Debt issuance costs	(1,284)	(34)	(16)
Proceeds from common stock issuances	15,948	2,869	8,328
Excess tax benefit from stock based compensation	6,218	6,522	8,805

Net cash provided by (used for) financing activities from continuing operations	132,882	334,357	(452,883)

Net cash provided by (used for) continuing operations	37,546	4,403	(291,544)

CASH FLOWS FROM DISCONTINUED OPERATIONS —
Net Cash Provided by Operating Activities	180,992	235,412	240,332
Cash Flows From Investing Activities:
Proceeds from sale of Bois d’Arc Energy, net of income taxes	—	—	292,260
Capital expenditures	(248,246)	(213,878)	(159,368)

Net cash provided by (used for) investing activities	(248,246)	(213,878)	132,892
Net Cash Provided by (Used for) Financing Activities	30,847	(21,600)	(80,964)

Net cash provided by (used for) discontinued operations	(36,407)	(66)	292,260

Net increase in cash and cash equivalents	1,139	4,337	716
Cash and cash equivalents, beginning of year	89	1,228	5,565

Cash and cash equivalents, end of year	$1,228	$5,565	$6,281

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (1) Summary of Significant Accounting Policies
     Accounting policies used by Comstock Resources, Inc. reflect oil and natural gas industry practices and conform to accounting principles generally accepted in the United States of America.
     Basis of Presentation and Principles of Consolidation
     Comstock Resources, Inc. is engaged in oil and natural gas exploration, development and production, and the acquisition of producing oil and natural gas properties. The consolidated financial statements include the accounts of Comstock Resources, Inc. and its wholly owned or controlled subsidiaries (collectively, “Comstock” or “the Company”). During the years ended December 31, 2007 and 2008, the consolidated financial statements also include the accounts of a variable interest entity where the Company is the primary beneficiary of the arrangements. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its undivided interest in properties using the proportionate consolidation method, whereby its share of assets, liabilities, revenues and expenses are included in its financial statements.
     Discontinued Offshore Operations
     In July 2004, the Company contributed its interests in its offshore Gulf of Mexico properties and assigned to Bois d’Arc Energy, LLC $83.2 million of related debt in exchange for an approximate 60% ownership in Bois d’Arc Energy, LLC. On May 10, 2005 Bois d’Arc Energy, LLC was converted to a corporation and changed its name to Bois d’Arc Energy, Inc. (“Bois d’Arc Energy”). On May 11, 2005, Bois d’Arc Energy completed an initial public offering of 13,500,000 shares of common stock at $13.00 per share to the public. As a result of Bois d’Arc Energy’s conversion to a corporation and the offering, Comstock’s ownership in Bois d’Arc Energy decreased to 48%. In 2006, Comstock acquired 2,285,000 additional shares of Bois d’Arc Energy for $36.5 million, which increased its ownership of Bois d’Arc Energy’s common stock to 49%. Comstock also had voting agreements with each of its directors that owned shares of Bois d’Arc Energy’s common stock pursuant to which Comstock had the right to vote such shares on behalf of the directors. As a result, the Company obtained voting control of Bois d’Arc Energy through the combined share ownership by Comstock and the members of its board of directors. Upon obtaining voting control of Bois d’Arc Energy, Comstock began including Bois d’Arc Energy in its financial statements as a consolidated subsidiary effective on January 1, 2006.
     On August 28, 2008, Bois d’Arc Energy completed a merger with Stone Energy Corporation (“Stone”) pursuant to which each outstanding share of the common stock of Bois d’Arc Energy was exchanged for cash in the amount of $13.65 per share and 0.165 shares of Stone common stock. As a result of this transaction, Comstock received net proceeds of $439.0 million in cash and 5,317,069 shares of Stone common stock in exchange for its interest in Bois d’Arc Energy. In connection with the merger, Comstock agreed not to sell its shares of Stone common stock prior to August 28, 2009 and to certain other restrictions relating to its ownership of the Stone common stock.
     As a result of the merger of Bois d’Arc Energy and Stone, the consolidated financial statements and the related notes thereto present the Company’s offshore operations as a discontinued operation. No general and administrative or interest costs incurred by Comstock have been allocated to the discontinued operations during the periods presented. Unless indicated otherwise, the amounts presented in the accompanying notes to the consolidated financial statements relate to the Company’s continuing operations.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     The merger of Bois d’Arc Energy with Stone resulted in Comstock recognizing a gain on the disposal of the discontinued operations in the three months ended September 30, 2008 of $158.1 million, after income taxes of $85.3 million and the Company’s share of transaction-related costs incurred by Bois d’Arc Energy of $11.7 million. Transaction-related costs incurred by Bois d’Arc Energy included accounting, legal and investment banking fees, change-in-control and other compensation costs that became obligations as a result of the merger.
     Income from discontinued operations is comprised of the following:

	For the year ended December 31,
	2006	2007	2008
	(In thousands)

Oil and gas sales	$254,710	$355,460	$360,719
Total operating expenses	(163,758)	(228,364)	(198,894)

Operating income from discontinued operations	90,952	127,096	161,825
Other income (expense)	(5,769)	(7,980)	(2,630)
Provision for income taxes	(40,149)	(55,954)	(76,626)
Minority interest in earnings	(28,434)	(39,905)	(46,883)

Income from discontinued operations, excluding gain on sale	16,600	23,257	35,686
Gain on sale of discontinued operations, net of income taxes of $85,327	—	—	158,059

Income from discontinued operations	$16,600	$23,257	$193,745

     Assets and liabilities of discontinued operations as of December 31, 2007 were as follows:

December 31,
2007
(In thousands)
Current Assets	$66,302
Net Property and Equipment	912,316
Other Assets	3,064

Total Assets of Discontinued Operations	$981,682

Current Liabilities	$47,333
Long-term Debt	80,000
Deferred Income Taxes Payable	279,808
Reserve for Future Abandonment Costs	45,094

Liabilities of Discontinued Operations	$452,235

Minority Interest in Bois d’Arc Energy	$267,441

Reclassifications
     Certain reclassifications have been made to prior periods’ financial statements to conform to the current presentation. The financial statements have also been adjusted to reflect the adoption of new accounting standards which require retrospective application.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.
Concentration of Credit Risk and Accounts Receivable
     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company places its cash with high credit quality financial institutions and its derivative financial instruments with financial institutions and other firms that management believes have high credit ratings. Substantially all of the Company’s accounts receivable are due from either purchasers of oil and gas or participants in oil and gas wells for which the Company serves as the operator. Generally, operators of oil and gas wells have the right to offset future revenues against unpaid charges related to operated wells. Oil and gas sales are generally unsecured. The Company has not had any significant credit losses in the past and believes its accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts has been provided. Schedule II, Valuation and Qualifying Accounts, was omitted because there were no allowances or other valuation or qualifying accounts.
Marketable Securities
     Marketable securities are recorded at fair value, and temporary unrealized holding gains and losses are recorded, net of income tax, as a separate component of accumulated other comprehensive income. Unrealized losses are charged against net earnings when a decline in fair value is determined to be other than temporary. Comstock considered several factors to determine whether a loss is other than temporary. These factors include but are not limited to: (i) the length of time a security is in an unrealized loss position, (ii) the extent to which fair value is less than cost, (iii) the financial condition and near term prospects of the issuer and (iv) the ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses are accounted for using the specific identification method.
     The Company received shares of Stone common stock as part of the proceeds from the sale of its interest in Bois d’Arc Energy. The Company does not exert influence over the operating and financial policies of Stone and has classified its investment in these shares as an available-for-sale security in the accompanying consolidated balance sheet. The fair value of the Stone common stock includes a discount to the public market price to reflect certain trading restrictions. The Company utilizes the specific identification method to determine the cost of the securities sold.
     When the Stone shares were acquired in August 2008 the value was determined to be $211.4 million by an independent valuation specialist. As of December 31, 2008 the estimated fair value of the Stone shares had fallen to $48.9 million. Comstock determined that this decline in the fair value of the Stone common stock in 2008 was not temporary, which resulted in the recognition of an impairment charge of $162.7 million before income taxes.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Other Current Assets
     Other current assets at December 31, 2007 and 2008 consist of the following:

	As of December 31,
	2007	2008
	(In thousands)
Drilling advances	$902	$5,273
Prepaid expenses	181	358
Pipe inventory	1,520	6,172
Current income taxes receivable	1,367	1,824
Deferred income tax asset	—	4,995
Other	17	6

	$3,987	$18,628

Property and Equipment
     The Company follows the successful efforts method of accounting for its oil and natural gas properties. Acquisition costs for proved oil and natural gas properties, costs of drilling and equipping productive wells, and costs of unsuccessful development wells are capitalized and amortized on an equivalent unit-of-production basis over the life of the remaining related oil and gas reserves. Equivalent units are determined by converting oil to natural gas at the ratio of six barrels of oil for one thousand cubic feet of natural gas. Cost centers for amortization purposes are determined on a field area basis. Costs incurred to acquire oil and gas leasehold are capitalized. Unproved oil and gas properties are periodically assessed and any impairment in value is charged to exploration expense. The estimated future costs of dismantlement, restoration, plugging and abandonment of oil and gas properties and related facilities disposal are capitalized when asset retirement obligations are incurred and amortized as part of depreciation, depletion and amortization expense. The costs of unproved properties which are determined to be productive are transferred to proved oil and gas properties and amortized on an equivalent unit-of-production basis. Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated oil and gas properties, are charged to expense as incurred. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found proved oil and gas reserves. Exploratory drilling costs are evaluated within a one-year period after the completion of drilling.
     The Company assesses the need for an impairment of the costs capitalized for its oil and gas properties on a property or cost center basis. If impairment is indicated based on undiscounted expected future cash flows attributable to the property, then a provision for impairment is recognized to the extent that net capitalized costs exceed discounted expected future cash flows. Expected future cash flows are determined using estimated future prices based on market based forward prices applied to projected future production volumes. The projected production volumes are based on the property’s proved and risk adjusted probable oil and natural gas reserve estimates at the end of the period. The oil and natural gas prices used for determining asset impairments will generally differ from those used in the standardized measure of discounted future net cash flows because the standardized measure requires the use of actual prices on the last day of the period. The Company recognized impairment charges related to its oil and gas properties of $8.8 million, $0.5 million and $0.9 million in 2006, 2007, and 2008, respectively.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     Other property and equipment consists primarily of gas gathering systems, computer equipment, furniture and fixtures and interests in private aircraft which are depreciated over estimated useful lives ranging from five to 31 1/2 years on a straight-line basis.
Asset Retirement Obligation
     The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter this liability is accreted up to the final retirement cost. Accretion of the discount is included as part of depreciation, depletion and amortization in the accompanying consolidated financial statements. The Company’s ARO’s relate to future plugging and abandonment costs of its oil and gas properties and related facilities disposal.
     The following table summarizes the changes in the Company’s total estimated liability:

	2006	2007	2008
	(In thousands)
Beginning asset retirement obligations	$3,206	$9,052	$7,512
New wells placed on production and changes in estimates	5,641	(2,179)	(1,537)
Acquisition liabilities assumed	31	774	—
Liabilities settled and assets disposed of	(34)	(684)	(939)
Accretion expense	208	549	444

Ending asset retirement obligations	$9,052	$7,512	$5,480

Other Assets
     Other assets primarily consist of deferred costs associated with issuance of the Company’s senior notes and bank credit facility. These costs are amortized over the eight year life of the senior notes and the life of the bank credit facility on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.
Stock-based Compensation
     The Company follows the fair value based method prescribed in Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) in accounting for equity-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period. Excess tax benefits on stock-based compensation are recognized as a part of cash flows from financing activities. Comstock’s excess income tax benefit realized from tax deductions associated with stock-based compensation totaled $6.2 million, $6.5 million and $8.8 million for the years ended December 31, 2006, 2007 and 2008, respectively.
Segment Reporting
     The Company presently operates in one business segment, the exploration and production of oil and natural gas.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Derivative Instruments and Hedging Activities
     The Company follows Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company estimates fair value based on quotes obtained from the counterparties to the derivative contract. The fair value of derivative contracts that expire in less than one year are recognized as current assets or liabilities. Those that expire in more than one year are recognized as long-term assets or liabilities. Derivative financial instruments that are not accounted for as hedges are adjusted to fair value through income. If the derivative is designated as a cash flow hedge, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.
Major Purchasers
     In 2008, the Company had three purchasers of its oil and natural gas production that accounted for 14%, 12% and 11%, respectively, of total oil and gas sales. In 2007, the Company had three purchasers of its oil and natural gas production that accounted for 15%, 11% and 11%, respectively, of total oil and gas sales. In 2006, the Company had two purchasers that accounted for 12% and 11%, respectively, of total oil and gas sales. The loss of any of these customers would not have a material adverse effect on the Company as there is an available market for its crude oil and natural gas production from other purchasers.
Revenue Recognition and Gas Balancing
     Comstock utilizes the sales method of accounting for oil and natural gas revenues whereby revenues are recognized at the time of delivery based on the amount of oil or natural gas sold to purchasers. The amount of oil or natural gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. The Company did not have any significant imbalance positions at December 31, 2006, 2007 or 2008.
General and Administrative Expenses
     General and administrative expenses are reported net of reimbursements of overhead costs that are allocated to working interest owners of the oil and gas properties operated by the Company of $6.5 million, $9.3 million and $10.1 million in 2006, 2007 and 2008, respectively.
Income Taxes
     The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Earnings Per Share
     At December 31, 2006, 2007 and 2008, 1,206,750, 1,459,500 and 1,691,750 shares of unvested restricted stock, respectively, are included in common stock outstanding as such shares have a nonforfeitable right to participate in any dividends that might be declared and have the right to vote.
     Basic earnings per share is determined without the effect of any outstanding potentially dilutive stock options and diluted earnings per share is determined with the effect of outstanding stock options that are potentially dilutive. On January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”), which requires that unvested share-based payment awards containing nonforfeitable rights to dividends be considered participating securities and included in the computation of basic and diluted earnings per share pursuant to the two-class method. Earnings per share data for all periods presented have been adjusted retrospectively for the effects of FSP EITF 03-6-1. The effect of adoption in each year was as follows:

	Year Ended December 31,
	2006	2007	2008
	Increase (decrease) from previously reported amounts
Basic net income per share:
Continuing operations	$(0.03)	$(0.02)	$(0.04)
Discontinued operations	(0.01)	(0.02)	(0.12)

	$(0.04)	$(0.04)	$(0.16)

Diluted net income per share:
Continuing operations	$(0.02)	$(0.02)	$(0.02)
Discontinued operations	0.01	0.01	(0.05)

	$(0.01)	$(0.01)	$(0.07)

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     Basic and diluted earnings per share for 2006, 2007 and 2008 were determined as follows:

	2006			2007			2008
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
	(In thousands except per share data)
Income From Continuing Operations	$54,065			$45,644			$58,217
Income Allocable to Unvested Stock Grants	(1,142)			(1,088)			(1,648)

Basic Income From Continuing Operations Attributable to Common Stock	$52,923	42,220	$1.25	$44,556	43,415	$1.03	$56,569	44,524	$1.27

Effect of Dilutive Securities:
Stock Options	—	1,032		—	665		—	289

Diluted Income From Continuing Operations Attributable to Common Stock	$52,923	43,252	$1.22	$44,556	44,080	$1.01	$56,569	44,813	$1.26

Income from Discontinued Operations	$16,600			$23,257			$193,745
Income Allocable to Unvested Stock Grants	(351)			(554)			(5,486)

Basic Income from Discontinued Operations Attributable to Common Stock	$16,249	42,220	$0.38	$22,703	43,415	$0.52	$188,259	44,524	$4.23

Effect of Dilutive Securities:
Stock Options	—	1,032		—	665		—	289

Diluted Income from Discontinued Operations Attributable to Common Stock	$16,249	43,252	$0.38	$22,703	44,080	$0.52	$188,259	44,813	$4.20

     Weighted average shares of restricted stock included in common stock outstanding were as follows:

	2006	2007	2008
	(In thousands)
Unvested restricted stock	911	1,060	1,297
     Stock options and warrants to purchase common stock at exercise prices in excess of the average actual stock price for the period that were anti-dilutive and that were excluded from the determination of diluted earnings per share are as follows:

	2006	2007	2008
	(In thousands except per share data)
Weighted average anti-dilutive stock options	117	235	40
Weighted average exercise price	$32.52	$32.60	$54.36

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Fair Value Measurements
     In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value, and increases disclosures about estimates of fair value. The Company adopted SFAS 157 and its related amendments for financial assets and liabilities effective as of January 1, 2008. SFAS 157 will be effective for non-financial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of the adoption of these provisions of this SFAS on its consolidated financial statements.
     SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 establishes a three-level hierarchy for disclosure to show the extent and level of judgment used to estimate fair value measurements:
Level 1 — Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.
Level 2 — Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.
Level 3 — Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.
     At January 1, 2008, the Company had no financial assets and liabilities that were accounted for at fair value. Accordingly, adoption of SFAS 157 had no impact on the carrying amounts of the Company’s assets and liabilities. As of December 31, 2008, the Company held certain items that are required to be measured at fair value on a recurring basis. These included cash equivalents held in money market funds, marketable securities comprised of shares of Stone common stock, and derivative instruments in the form of natural gas price swap agreements. The fair value of the Stone common stock recorded by the Company includes a discount from the quoted public market price to reflect the impact of certain trading restrictions. The Company determined the impact of the trading restriction on the fair value of the Stone common stock utilizing a valuation specialist who utilized a standard option pricing model based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Company has categorized the Stone common stock as Level 2. The Company’s natural gas price swap agreements are not traded on a public exchange. The value of natural gas price swap agreements is determined utilizing a discounted cash flow model based on inputs that are not readily available in public markets and, accordingly, these swap agreements have been categorized as Level 3 within the valuation hierarchy.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     The following table summarizes financial assets accounted for at fair value as of December 31, 2008:

	Carrying
	Value
	Measured
	at Fair
	Value at
	December
	31, 2008	Level 1	Level 2	Level 3
	(In thousands)
Items measured at fair value on a recurring basis:
Cash equivalents — money market funds	$6,281	$6,281	$—	$—
Marketable securities — Stone common stock	48,868	—	48,868	—
Derivative financial instruments	13,974	—	—	13,974

Total assets	$69,123	$6,281	$48,868	$13,974

     The following table summarizes the changes in the fair values of the natural gas swap derivative financial instruments, which are Level 3 liabilities, for the twelve months ended December 31, 2008:

(In thousands)
Balance at January 1, 2008	$—
Purchases and settlements (net)	4,810
Total realized or unrealized gains (losses):
Realized loss included in earnings	(4,810)
Unrealized gain included in other comprehensive income	13,974

Balance at December 31, 2008	$13,974

     The following table presents the carrying amounts and estimated fair value of the Company’s other financial instruments as of December 31, 2007 and 2008:

	2007		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)
Long-term debt, including current portion	$680,000	$670,813	$210,000	$169,750
     The fair market value of the fixed rate debt was based on the market prices as of December 31, 2007 and 2008. The fair market value of the floating rate debt approximates its carrying value.
Statements of Cash Flows
     For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2008 the Company’s cash investments consisted of prime shares in an institutional preferred money market fund.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     Cash payments made for interest and income taxes for the years ended December 31, 2006, 2007 and 2008, respectively, were as follows:

	2006	2007	2008
	(In thousands)
Cash Payments:
Interest payments	$18,992	$31,864	$27,022
Income tax payments	$6,306	$3,492	$140,198
     The Company capitalizes interest on its unevaluated oil and gas property costs during periods when it is conducting exploration activity on this acreage. The Company capitalized interest of $0.2 million and $2.3 million in 2006 and 2008, respectively, which reduced interest expense and increased the carrying value of its unevaluated oil and gas properties.
New Accounting Standards
     In December 2007, the Financial Accounting Standards Board (“the FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling minority interests as a component of stockholder’s equity instead of a liability and provides guidance on the accounting for transactions between an entity and noncontrolling interests. As a result of the implementation of SFAS 160, $267.4 million relating to noncontrolling interests in Bois d’Arc Energy as of December 31, 2007 has been reclassified from liabilities to noncontrolling interests within stockholder’s equity. The Company sold its interests in Bois d’Arc Energy during 2008 and as a result there were no noncontrolling interests as of December 31, 2008.
     In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (“EITF”) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). Under FSP EITF 03-6-1, unvested share-based payment awards with rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities that must be included in the two-class method of computing earnings per share. From time to time, the Company grants shares of restricted stock to certain executives and key employees, which grants are dividend bearing and are considered participating securities under the FSP. The Company adopted FSP EITF No. 03-6-1 as of January 1, 2009 and basic and diluted earnings per share have been restated to include the effect of these shares of restricted stock.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS 141R”). This standard requires measurements based on fair value and is effective for financial statements issued for fiscal years beginning after December 15, 2008. In addition, this standard also includes expanded disclosure requirements. SFAS 141R establishes accounting and reporting standards for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R will impact the accounting and disclosures for any business combinations the Company engages in after January 1, 2008. However, the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after that date.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133” (“SFAS 161”). This standard applies to derivative instruments, nonderivative instruments that are designated and qualify as hedging instruments and

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
related hedged items accounted for under SFAS 133. SFAS 161 does not change the accounting for derivatives and hedging activities, but requires enhanced disclosures concerning the effect on the financial statements from their use. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently does not expect adoption of this standard to have a material impact on its financial statements.
     In September 2008, the FASB issued FASB Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the provisions of this standard, unvested awards of share-based payments with rights to receive dividends or dividend equivalents are considered “participating securities” for purposes of calculating earnings per share. As a result, these participating securities will be included in the weighted average number of shares outstanding used to determine basic earnings per share. This FSP is effective for fiscal years beginning after December 15, 2008. All prior period earnings per share data presented in financial reports after the effective date shall be adjusted retrospectively to conform with the provisions of this FSP. The Company does not anticipate that adoption of the FSP will have a significant impact on its previously reported basic earnings per share amounts.
     On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies how companies should apply the fair value measurement methodologies of SFAS 157 to financial assets when markets they trade in are illiquid or inactive. Under the provisions of this FSP, companies may use their own assumptions about future cash flows and appropriately risk-adjusted discount rates when relevant observable inputs are either not available or are based solely on transaction prices that reflect forced liquidations or distressed sales. This FSP was effective as of September 30, 2008. There was no impact to the Company’s financial position or results of operations from the adoption of this FSP.
     In December 2008, the Securities and Exchange Commission released the Final Rule, “Modernization of Oil and Gas Reporting” which revises oil and gas reserve reporting disclosures. This release permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The ruling will also allow companies to disclose their probable and possible oil and gas reserves. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its oil and gas reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and gas reserves using an average price based upon the prior twelve month period rather than a year-end price. The ruling becomes effective for fiscal years ending on or after December 31, 2009. The Company is currently assessing the impact that adoption of the provisions of this ruling will have on its consolidated financial statements and oil and gas reserve disclosures.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     Comprehensive Income
     Comprehensive income consists of the following:

	For the year ended December 31,
	2006	2007	2008
	(In thousands)
Income from continuing operations	$54,065	$45,644	$58,217
Other comprehensive income:
Unrealized hedging gains, net of income taxes of $4,891 million in 2008	—	—	9,083

Total from continuing operations	54,065	45,644	67,300
Income from discontinued operations, net of income taxes and minority interest	16,600	23,257	193,745

Total comprehensive income	$70,665	$68,901	$261,045

     The following table provides a summary of the amounts included in accumulated other comprehensive income (loss), net of income taxes, which are solely attributable to the Company’s natural gas price swap financial instruments, for the year ended December 31, 2008:

Accumulated
Other
Comprehensive
Income (Loss)
(In thousands)
Balance as of December 31, 2007	$—
2008 changes in value	12,210
Reclassification to earnings	(3,127)

Balance as of December 31, 2008	$9,083

(2) Acquisitions and Dispositions of Oil and Gas Properties
     In June 2007, the Company acquired oil and gas properties in South Texas for $31.2 million in cash. The Company acquired proved oil and gas reserves of 9.1 billion cubic feet (“Bcf”) of natural gas. The transaction was funded with borrowings under Comstock’s bank credit facility. The pro forma impact of this acquisition was not material to the Company’s historical results of operations.
     In December 2007, the Company acquired certain oil and gas properties in South Texas for $160.1 million in cash. The Company acquired proved oil and gas reserves of 70.1 Bcf. The transaction was funded with borrowings under the Company’s bank credit facility and the pro forma effect of the transaction was not material to the Company’s historical results of operations. Concurrent with this acquisition, Comstock entered into a transaction structured as a reverse like-kind exchange in accordance with Section 1031 of the Internal Revenue Code pursuant to which Comstock assigned the right to acquire ownership in the acquired oil and gas properties to an exchange accommodation titleholder. Comstock operated these properties pursuant to lease and management agreements. Because the Company was the primary beneficiary of these arrangements, the properties acquired were included in its consolidated balance sheet as of December 31, 2007, and all revenues earned and expenses incurred related to the properties were included in the Company’s consolidated results of operations during the term of the agreements.
     In June and September 2008, the Company sold its interests in certain producing properties in East and South Texas and received aggregate net proceeds of $129.6 million. Comstock recognized a gain of $26.6 million on these sales for financial reporting purposes. The sales of these properties completed the reverse like-kind exchange for federal income tax purposes. Accordingly, the ownership of the oil and gas properties acquired

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
in December 2007 was transferred to the Company and the agreements with the exchange accommodation titleholder terminated.
(3) Oil and Gas Producing Activities
     Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by the Company for its oil and gas property acquisition, development and exploration activities:
Capitalized Costs

	As of December 31,
	2007	2008
	(In thousands)
Unproved properties	$5,804	$116,489
Proved properties:
Leasehold costs	943,333	845,097
Wells and related equipment and facilities	869,304	1,115,447
Accumulated depreciation depletion and amortization	(511,549)	(636,530)

	$1,306,892	$1,440,503

Costs Incurred

	2006	2007	2008
	(In thousands)
Property acquisitions —
Unproved properties	$5,092	$3,875	$113,023
Proved properties	63,589	192,064	—
Development costs	217,910	313,938	249,527
Exploration costs	8,918	14,482	62,031

	$295,509	$524,359	$424,581

(4) Long-term Debt
     Long-term debt is comprised of the following:

	As of December 31,
	2007	2008
	(In thousands)
Bank credit facility	$505,000	$35,000
6 7/8% senior notes due 2012	175,000	175,000

	$680,000	$210,000

     The following table summarizes Comstock’s debt as of December 31, 2008 by year of maturity:

	2009	2010	2011	2012	2013	Total
	(In thousands)
Bank credit facility	$—	$—	$35,000	$—	$—	$35,000
6 7/8% senior notes	—	—	—	175,000	—	175,000

	$—	$—	$35,000	$175,000	$—	$210,000

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Comstock has a $850.0 million bank credit facility with Bank of Montreal, as the administrative agent. The credit facility is a five year revolving credit commitment that matures on December 15, 2011. Indebtedness under the credit facility is secured by substantially all of Comstock’s assets and is guaranteed by all of its subsidiaries. The credit facility is subject to borrowing base availability, which is redetermined semiannually based on the banks’ estimates of the Company’s future net cash flows of oil and natural gas properties. The borrowing base may be affected by the performance of Comstock’s properties and changes in oil and natural gas prices. The determination of the borrowing base is at the sole discretion of the administrative agent and the bank group. As of December 31, 2008, the borrowing base was $590.0 million, $555.0 million of which was available. Borrowings under the credit facility bear interest, based on the utilization of the borrowing base, at Comstock’s option at either (1) LIBOR plus 1.0% to 1.75% or (2) the base rate (which is the higher of the prime rate or the federal funds rate) plus 0% to 0.25%. A commitment fee of 0.25% to 0.375%, based on the utilization of the borrowing base, is payable on the unused borrowing base. The credit facility contains covenants that, among other things, restrict the payment of cash dividends in excess of $40.0 million, limit the amount of consolidated debt that Comstock may incur and limit the Company’s ability to make certain loans and investments. The only financial covenants are the maintenance of a ratio of current assets, including availability under the bank credit facility, to current liabilities of at least one-to-one and maintenance of a minimum tangible net worth. The Company was in compliance with these covenants as of December 31, 2008.
     Comstock has $175.0 million of senior notes outstanding which mature on March 1, 2012. The senior notes bear interest at 6 7/8% which is payable semiannually on each March 1 and September 1. The notes are unsecured obligations of Comstock and are guaranteed by all of Comstock’s subsidiaries. The subsidiary guarantors are 100% owned and all of the guarantees are full and conditional and joint and several. As of December 31, 2008, Comstock also has no assets on operations which are independent of its subsidiaries. There are no restrictions on the ability of Comstock to obtain funds from its subsidiaries through dividends or loans.
(5) Commitments and Contingencies
Commitments
     The Company rents office space and other facilities under noncancelable leases. Rent expense for the years ended December 31, 2006, 2007 and 2008 was $0.7 million, $0.8 million and $1.0 million, respectively. Minimum future payments under the leases are as follows:

(In thousands)
2009	$1,646
2010	1,656
2011	1,656
2012	1,656
2013	1,656
Thereafter	3,174

$11,444

     As of December 31, 2008, the Company had commitments for contracted drilling rigs of $136.1 million through October 2012 and minimum commitments under natural gas transportation agreements which expire in August 2013 and May 2019 of $25.8 million.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Contingencies
     From time to time, the Company is involved in certain litigation that arises in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not believe the resolution of these matters will have a material effect on the Company’s financial position or results of operations.
(6) Stockholders’ Equity
     The authorized capital stock of Comstock consists of 50 million shares of common stock, $.50 par value per share (the “Common Stock”), and 5 million shares of preferred stock, $10.00 par value per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock will be determined by the Board of Directors. There were no shares of preferred stock outstanding at December 31, 2007 and 2008.
     Comstock’s Board of Directors has designated 500,000 shares of the preferred stock as Series B Junior Participating Preferred Stock (the “Series B Junior Preferred Stock”) in connection with the adoption of a shareholder rights plan. At December 31, 2007 and 2008, there were no shares of Series B Junior Preferred Stock issued or outstanding. The Series B Junior Preferred Stock is entitled to receive cumulative quarterly dividends per share equal to the greater of $1.00 or 100 times the aggregate per share amount of all dividends (other than stock dividends) declared on Common Stock since the immediately preceding quarterly dividend payment date or, with respect to the first payment date, since the first issuance of Series B Junior Preferred Stock. Holders of the Series B Junior Preferred Stock are entitled to 100 votes per share (subject to adjustment to prevent dilution) on all matters submitted to a vote of the stockholders. The Series B Junior Preferred Stock is neither redeemable nor convertible. The Series B Junior Preferred Stock ranks senior to the Common Stock but junior to all other classes of preferred stock.
(7) Incentive Plans
     The Company maintains an incentive compensation plan under which it grants Common Stock and stock options to key employees and directors. On June 23, 1999, the stockholders approved the 1999 Long-term Incentive Plan for management including officers, directors and managerial employees which replaced the 1991 Long-term Incentive Plan. The 1999 Long-term Incentive Plan together with the 1991 Long-term Incentive Plan authorize the grant of stock options and restricted stock to employees and the directors of the Company. The options under the incentive plans have contractual lives of up to ten years and become exercisable after lapses in vesting periods ranging from six months to ten years from the grant date. As of December 31, 2008, the incentive plans provide for future awards of stock options or restricted stock grants of up to 393,587 shares of Common Stock plus 1% of the outstanding shares of Common Stock each year beginning on January 1, 2009.
     During 2006, 2007 and 2008, the Company recorded $6.9 million, $10.8 million and $12.3 million, respectively, in stock-based compensation expense in general and administrative expenses. The excess income tax benefit realized from tax deductions associated with stock-based compensation totaled $6.2 million, $6.5 million and $8.8 million for the years ended December 31, 2006, 2007 and 2008, respectively.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Stock Options
     The Company amortizes the fair value of stock options granted over the vesting period using the straight-line method. The fair value of each award is estimated as of the date of grant using the Black-Scholes options pricing model. Total compensation expense recognized for all outstanding stock options for the years ended December 31, 2006, 2007 and 2008 was $0.9 million, $1.6 million and $1.5 million, respectively.
     The following table summarizes the assumptions used to value stock options for the years ended December 31, 2006, 2007 and 2008:

	2006	2007	2008
Weighted average grant date fair value	$17.37	$10.32	$19.76
Weighted average assumptions used:
Expected volatility	35.4%	36.0%	38.9%
Expected lives	8.9 yrs.	3.9 yrs.	4.3 yrs.
Risk-free interest rates	4.9%	4.9%	3.3%
Expected dividend yield	—	—	—
     The expected volatility for grants is calculated using an analysis of the Common Stock’s historical volatility. Risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.
     The following table summarizes information related to stock options outstanding at December 31, 2008:

	Weighted Average		Number of
Exercise	Remaining Life	Number of Options	Options
Price	(in years)	Outstanding	Exercisable
$ 6.42	1.5	168,750	168,750
$18.20	1.0	17,000	17,000
$20.03	2.0	8,720	8,720
$20.92	1.4	15,000	15,000
$29.49	3.3	30,000	30,000
$32.44	3.4	30,000	30,000
$32.50	6.9	62,750	42,125
$33.22	8.0	84,650	37,650
$54.36	4.4	40,000	40,000

	3.9	456,870	389,245

     The following tables summarize information related to stock option activity under the incentive plans for the years ended December 31, 2006, 2007 and 2008:

	2006		2007		2008
		Weighted		Weighted		Weighted
	Number of	Average Exercise	Number of	Average	Number of	Average
	Options	Price	Options	Exercise Price	Options	Exercise Price
Outstanding at January 1	1,733,970	$9.83	1,468,970	$11.59	914,970	$16.68
Granted	144,000	$33.00	40,000	$29.49	40,000	$54.36
Exercised	(394,000)	$10.87	(588,500)	$4.70	(492,350)	$13.17
Forfeited	(15,000)	$32.50	(5,500)	$33.02	(5,750)	$33.06

Outstanding at December 31	1,468,970	$11.59	914,970	$16.68	456,870	$23.56

Vested and Exercisable at December 31	1,260,095	$8.07	797,470	$14.28	389,245	$21.92

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	2006	2007	2008
	(In thousands)
Cash received for options exercised	$4,283	$2,765	$6,483
Actual tax benefit realized	$7,780	$17,307	$26,169
     As of December 31, 2008, total unrecognized compensation cost related to unvested stock options of $1.2 million was expected to be recognized over a period of two years. The aggregate intrinsic value of options outstanding at December 31, 2008 was $11.1 million based on the closing price for Comstock’s common stock on December 31, 2008. The aggregate intrinsic value of vested options was $10.1 million on December 31, 2008. Options granted in 2006, 2007 and 2008 were granted with exercise prices equal to the closing prices of the Company’s common stock on the respective grant dates. The total intrinsic value of options exercised was $7.8 million, $17.1 million and $24.4 million for the years ended December 31, 2006, 2007 and 2008, respectively.
Restricted Stock
     The fair value of restricted stock grants is amortized over the vesting period using the straight-line method. Total compensation expense recognized for restricted stock grants was $6.0 million, $9.2 million and $10.8 million for the years ended December 31, 2006, 2007 and 2008, respectively. The fair value of each restricted share on the date of grant is equal to its fair market price. A summary of restricted stock activity for the years ended December 31, 2006, 2007 and 2008 is presented below:

	Number of	Weighted
	Restricted	Average
	Shares	Grant Price
Outstanding at January 1, 2006	1,093,250	$22.67
Granted	387,000	$32.85
Vested	(230,000)	$16.27
Forfeitures	(43,500)	$24.62

Outstanding at December 31, 2006	1,206,750	$27.08
Granted	436,500	$34.10
Vested	(183,750)	$19.50

Outstanding at December 31, 2007	1,459,500	$30.14
Granted	426,750	$44.31
Vested	(191,000)	$20.36
Forfeitures	(3,500)	$34.30

Outstanding at December 31, 2008	1,691,750	$34.81

     Total unrecognized compensation cost related to unvested restricted stock of $38.3 million as of December 31, 2008 is expected to be recognized over a period of four years. The fair value of restricted stock which vested in 2006, 2007 and 2008 was $7.0 million, $5.7 million and $6.9 million, respectively.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
Other Stock Purchase Warrants
     The following table summarizes the other stock purchase warrants that were outstanding at December 31, 2008:

	Weighted Average	Number of	Number of
Exercise	Remaining Life	Options	Options
Price	(in years)	Outstanding	Exercisable
$13.59	0.5	30,000	30,000
$19.46	0.5	50,600	50,600

	0.5	80,600	80,600

     The following table summarizes other stock purchase warrant activity during 2006, 2007 and 2008:

	Number	Weighted Average
	of Shares	Exercise Price
Outstanding at January 1, 2006	875,833	$17.08
Exercised	(688,733)	$16.94

Outstanding at December 31, 2007	187,100	$17.59
Exercised	(7,600)	$13.59

Outstanding at December 31, 2008	179,500	$17.76
Exercised	(98,900)	$18.15

Outstanding and exercisable at December 31, 2008	80,600	$17.28

     Warrants were exercised to purchase 688,733, 7,600 and 98,900 shares in 2006, 2007 and 2008, respectively. Such exercises yielded net proceeds of $11.7 million, $0.1 million and $1.8 million in 2006, 2007 and 2008, respectively.
(8) Retirement Plans
     The Company has a 401(k) profit sharing plan which covers all of its employees. At its discretion, Comstock may match a certain percentage of the employees’ contributions to the plan. Matching contributions to the plan were $199,000, $255,000 and $302,000 for the years ended December 31, 2006, 2007 and 2008, respectively.
(9) Income Taxes
     The following is an analysis of the consolidated income tax expense (benefit) from continuing operations:

	2006	2007	2008
	(In thousands)
Current	$2,834	$3,680	$(5,009)
Deferred	31,356	25,543	43,620

	$34,190	$29,223	$38,611

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     Deferred income taxes are provided to reflect the future tax consequences or benefits of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The difference between the Company’s customary rate of 35% and the effective tax rate on income from continuing operations is due to the following:

	2006	2007	2008
	(In thousands)
Tax at statutory rate	$30,889	$26,203	$33,890
Tax effect of:
Nondeductible compensation	2,205	1,885	3,536
State taxes, net of federal tax benefit	(107)	862	1,639
Deferred state taxes provided due to tax law changes	1,288	597	—
Other	(85)	(324)	(454)

Total	$34,190	$29,223	$38,611

	2006	2007	2008
Statutory rate	35.0%	35.0%	35.0%
Tax effect of:
Nondeductible compensation	2.5	2.5	3.7
State taxes, net of federal tax benefit	(0.1)	1.1	1.7
Deferred state taxes provided due to tax law changes	1.4	0.8	—
Other	(0.1)	(0.4)	(0.5)

Effective tax rate	38.7%	39.0%	39.9%

     The tax effects of significant temporary differences representing the net deferred tax asset and liability at December 31, 2007 and 2008 were as follows:

	2007	2008
	(In thousands)
Current deferred tax assets (liabilities):
Marketable securities	$—	$9,886
Derivatives	—	(4,891)

Net current deferred tax asset	—	4,995

Noncurrent deferred tax assets (liabilities):
Property and equipment	(106,232)	(193,398)
Other assets	2,632	4,116
Net operating loss carryforwards	14,466	14,079
Valuation allowance on net operating loss carryforwards	(8,043)	(8,043)
Other	5,089	(2,624)

Net noncurrent deferred tax liability	(92,088)	(185,870)

Net deferred tax liability	$(92,088)	$(180,875)

     At December 31, 2008, Comstock had the following carryforwards available to reduce future income taxes:

	Years of
	Expiration
Types of Carryforward	Carryforward	Amounts
		(In thousands)
Net operating loss — U.S. federal	2017 - 2021	$40,226
Alternative minimum tax credits	Unlimited	$1,243

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     The utilization of the net operating loss carryforward is limited to approximately $1.1 million per year pursuant to a prior change of control of an acquired company. Accordingly, a valuation allowance of $23.0 million, with a tax effect of $8.0 million, has been established for the estimated net operating loss carryforwards that will not be utilized. Realization of the net operating carryforwards requires Comstock to generate taxable income within the carryforward period. The deferred tax asset related to the decline in the value of the Stone shares is expected to be realized from future sales of these shares.
     Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions. The Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified its federal income tax return and its state income tax returns in Texas, Louisiana, Mississippi and Oklahoma in which it operates as “major” tax jurisdictions. The Company’s federal income tax returns for the years subsequent to December 31, 2005 remain subject to examination. The Company’s federal income tax return for the year ended December 31, 2006 is currently under examination by the Internal Revenue Service. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for various periods subsequent to December 31, 2004. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required upon adoption of FIN 48. Interest and penalties resulting from audits by tax authorities have been immaterial and are included in the provision for income taxes in the consolidated statements of operations.
(10) Derivatives and Hedging Activities
     Comstock periodically uses swaps, floors and collars to hedge oil and natural gas prices and interest rates. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counter party based on the difference multiplied by the volume or amounts hedged. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counter party based on the difference. Comstock generally receives a settlement from the counter party for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counter party when the settlement price is below the floor and pays a settlement to the counter party when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap.
     The accompanying consolidated financial statements include a net gain on derivative financial instruments related to natural gas prices of $10.7 million in 2006 which was comprised of an $11.2 million unrealized gain and $0.5 million in realized losses to settle derivative positions which expired during the year.
     In January 2008, Comstock entered into natural gas swaps to fix the price at $8.00 per Mmbtu (at the Houston Ship Channel) for 520,000 Mmbtu’s per month of production from certain properties in South Texas for the period February 2008 through December 2009. The Company designated these swaps at their inception as cash flow hedges. Realized gains and losses are included in oil and natural gas sales in the month of production. Changes in the fair value of derivative instruments designated as cash flow hedges to the

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
extent they are effective in offsetting cash flows attributable to the hedged risk are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales as unrealized gains (losses). The Company realized losses of $4.8 million on the natural gas price swaps settled during 2008, which are included in oil and gas sales in the accompanying consolidated statements of operations. As of December 31, 2008, the estimated fair value of the Company’s derivative financial instruments, which equals their carrying value, was a net asset of $14.0 million, which is classified as a current asset.
(11) Supplementary Quarterly Financial Data (Unaudited)

	2007
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$69,847	$83,160	$83,087	$95,519	$331,613

Income from operations	$21,784	$27,822	$25,124	$31,409	$106,139

Income from continuing operations	$9,399	$12,971	$10,108	$13,166	$45,644

Income from discontinued operations	$3,159	$5,246	$6,320	$8,532	$23,257

Net income	$12,558	$18,217	$16,428	$21,698	$68,901

Basic net income per share:
Continuing operations	$0.21	$0.29	$0.23	$0.30	$1.03
Discontinued operations	0.07	0.12	0.14	0.19	0.52

Total	$0.28	$0.41	$0.37	$0.49	$1.55

Diluted net income per share:
Continuing operations	$0.21	$0.29	$0.22	$0.29	$1.01
Discontinued operations	0.07	0.12	0.14	0.19	0.52

Total	$0.28	$0.41	$0.36	$0.48	$1.53

	2008
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$127,721	$172,022	$163,852	$100,154	$563,749

Income from operations	$56,372	$118,760	$91,673	$16,375	$283,180

Income (loss) from continuing operations	$29,402	$70,428	$54,764	$(96,377)	$58,217

Income from discontinued operations	$11,693	$12,199	$169,853	$—	$193,745

Net income (loss)	$41,095	$82,627	$224,617	$(96,377)	$251,962

Basic net income per share:
Continuing operations	$0.65	$1.55	$1.19	$(2.09)	$1.27
Discontinued operations	0.26	0.27	3.69	—	4.23

Total	$0.91	$1.82	$4.88	$(2.09)	$5.50

Diluted net income per share:
Continuing operations	$0.64	$1.53	$1.18	$(2.09)	$1.26
Discontinued operations	0.26	0.27	3.67	—	4.20

Total	$0.90	$1.80	$4.85	$(2.09)	$5.46

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     The Company recognized a gain on the disposal of its discontinued offshore operations in the three months ended September 30, 2008 of approximately $158.1 million, after income taxes of $85.3 million. The Company recognized an unrealized loss before income taxes of $162.7 million in the three months ended December 31, 2008 to write down its marketable securities. Basic and diluted per share amounts for the three months ended December 31, 2008 are the same due to the net loss during this period.
(12) Oil and Gas Reserves Information (Unaudited)
     Set forth below is a summary of the changes in Comstock’s net quantities of crude oil and natural gas reserves for each of the three years ended December 31, 2008:

	2006		2007		2008
	Oil	Gas	Oil	Gas	Oil	Gas
	(MBbls)	(MMcf)	(MBbls)	(MMcf)	(MBbls)	(MMcf)
Proved Reserves:
Beginning of year	12,043	432,416	11,984	435,508	10,510	587,718
Revisions of previous estimates	208	(60,879)	(1,449)	14,145	551	(56,153)
Extensions and discoveries	654	77,741	891	98,665	528	99,232
Purchases of minerals in place	—	16,501	92	78,631	—	—
Sales of minerals in place	—	—	—	—	(912)	(53,287)
Production	(921)	(30,271)	(1,008)	(39,231)	(1,009)	(53,867)

End of year	11,984	435,508	10,510	587,718	9,668	523,643

Proved Developed Reserves:
Beginning of year	7,229	255,127	7,912	241,243	7,449	370,339

End of year	7,912	241,243	7,449	370,339	5,446	354,934

     The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2007 and 2008:

	2007	2008
	(In thousands)
Cash Flows Relating to Proved Reserves:
Future Cash Flows	$4,792,226	$3,126,215
Future Costs:
Production	(1,351,642)	(1,161,911)
Development and Abandonment	(517,290)	(495,465)
Future Income Taxes	(802,637)	(328,649)

Future Net Cash Flows	2,120,657	1,140,190
10% Discount Factor	(958,109)	(503,899)

Standardized Measure of Discounted Future Net Cash Flows	$1,162,548	$636,291

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
     The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2006, 2007 and 2008:

	2006	2007	2008
	(In thousands)
Standardized Measure, Beginning of Year	$1,113,796	$747,494	$1,162,548
Net Change in Sales Price, Net of Production Costs	(592,992)	256,216	(594,456)
Development Costs Incurred During the Year Which Were Previously Estimated	127,818	160,294	165,036
Revisions of Quantity Estimates	(135,699)	15,550	(90,587)
Accretion of Discount	158,505	98,128	157,781
Changes in Future Development and Abandonment Costs	(98,836)	(160,541)	(32,538)
Changes in Timing	(16,794)	(23,205)	83,223
Extensions, Discoveries and Improved Recovery	121,217	296,534	157,529
Purchases of Reserves in Place	36,326	220,372	—
Sales of Reserves in Place	—	—	(126,666)
Sales, Net of Production Costs	(203,315)	(266,822)	(477,019)
Net Changes in Income Taxes	237,468	(181,472)	231,440

Standardized Measure, End of Year	$747,494	$1,162,548	$636,291

     The estimates of proved oil and gas reserves utilized in the preparation of the financial statements were estimated by independent petroleum consultants of Lee Keeling and Associates in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. All of Comstock’s reserves are located onshore in the continental United States of America.
     Future cash inflows are calculated by applying year-end prices adjusted for transportation and other charges to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end.
     The Company’s average year-end prices used in the reserve estimates were as follows:

	2006	2007	2008
Crude Oil (Per Barrel)	$50.86	$81.36	$34.49
Natural Gas (Per Mcf)	$5.63	$6.70	$5.33
     Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.